Rule 424(b)(3)
                                    Registration Statement No. 333-27465
                                    Cusip # 12560Q BH1
PRICING SUPPLEMENT NO. 18,

Dated January 29,1998, to
Prospectus, dated June 6, 1997 and
Prospectus Supplement, dated June 12, 1997.

                               THE CIT GROUP, INC.
                     (formerly The CIT Group Holdings, Inc.)
                          MEDIUM-TERM FIXED RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


(X) Senior Note               ( ) Senior Subordinated Note

Principal Amount:  U.S. $75,000,000.

Proceeds to Corporation:  99.828% or $74,871,000.

Underwriting Discount:  0.172%

Issue Price:  100.0% or $75,000,000.

Original Issue Date:  February 3,1998.

Maturity Date:  February 5, 2001.

Interest Rate Per Annum:  5.850%.

Interest Payment Dates: Each August 5 and February 5, commencing August 5, 1998, provided that if any such day is not a Business Day, the payment will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be.

      Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.

The Notes are offered by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form on or about February 3,1998.

                              SALOMON SMITH BARNEY
                              GOLDMAN, SACHS & CO.
                               MERRILL LYNCH & CO.


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Form:  Global Note.

Specified Currency:  U.S. Dollars.

Trustee, Registrar, Authenticating and Paying Agent:
      The Bank of New York, under the Indenture dated as of May 1, 1994 between the Trustee and The CIT Group, Inc.(formerly The CIT Group Holdings, Inc.) (the "Corporation").

                                  UNDERWRITING


      Salomon Brothers Inc, Goldman, Sachs & Co., and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriters") are acting as principals in this transaction.

      Subject to the terms and conditions set forth in a Term Sheet and Agreement dated January 29,1998 (the "Terms Agreement"), between the Corporation and the Underwriters, incorporating the terms of a Selling Agency Agreement dated May 15, 1996, between the Corporation and Lehman Brothers, Lehman Brothers Inc., Credit Suisse First Boston Corporation (formerly known as CS First Boston Corporation), Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc, and UBS Securities LLC, the Corporation has agreed to sell to the Underwriters, and the Underwriters have each severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                      Principal Amount of
                                                      -------------------
            Underwriter                                     the Notes
            -----------                                     ---------

      Salomon Brothers Inc                                  $45,000,000
      Goldman, Sachs & Co.                                  $25,000,000
      Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated                               $ 5,000,000
                                                            -----------
                                    Total                   $75,000,000
                                                            ===========


      Under the terms and conditions of the Terms Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

      The Underwriters have advised the Corporation that they propose to initially offer the Notes to the public at the Issue Price set forth above. After the initial public offering, the public offering price and other terms may be changed from time to time. In connection with the sale of the Notes, the Underwriters may be deemed to have received compensation from the Corporation in the form of underwriting discounts, and the Underwriters may also receive commissions from the purchasers of the Notes for whom they may act as agent. The Underwriters and any dealers that participate with the Underwriters in the distribution of the Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Notes by them may be deemed to be underwriting discounts or commissions.

      The Notes are a new issue of securities with no established trading market. The Corporation currently has no intention to list the Notes on
      any  securities  exchange.   The  Corporation  has  been

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

     advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

      The Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.







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